SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2006

Orleans Homebuilders, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Greenwood Square, Suite 101
3333 Street Road, Bensalem, PA		19020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02                      Termination of a Material Definitive Agreement.

On October 26, 2006, Mr. Robert Fitzsimmons’s employment as President of Masterpiece Homes, Inc. (“Masterpiece Homes”), a wholly owned subsidiary of Orleans Homebuilders, Inc. (the “Company”), ended by mutual agreement.

Mr. Fitzsimmons entered into an employment agreement with Masterpiece Homes in July 2003, which was amended December 31, 2005, in connection with the Company’s acquisition of Masterpiece Homes.  Mr. Fitzsimmons’ employment agreement provided for a base salary of $150,000 and incentive compensation equal to 25% of certain pre-tax profits attributable to the operations of Masterpiece Homes, as well as a grant of 45,000 stock options and certain medical and other benefits typical to employment agreements with executive officers.  Mr. Fitzsimmons’ employment agreement had no pre-set term.

Mr. Fitzsimmons will receive his base salary and medical benefits through January 28, 2007.  In addition, Mr. Fitzsimmons will receive an amount equal to 25% of certain pre-tax profits attributable to the operations of Masterpiece Homes for the period January 1, 2006 through December 31, 2006.  Pursuant to his employment agreement, Mr. Fitzsimmons acquired options to purchase up to 45,000 shares of the Company’s Common Stock at an exercise price of $10.64 per share.  On April 4, 2005, Mr. Fitzsimmons exercised 15,000 of these options.  15,000 options vested on December 31, 2005 and the remaining 15,000 options will vest on December 31, 2006.  Mr. Fitzsimmons will retain these options.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORLEANS HOMEBUILDERS, INC.

Dated: October 31, 2006	By: BENJAMIN D. GOLDMAN
Benjamin D. Goldman
Vice Chairman and Director